Exhibit 10.8

Agreement (this “Agreement”) dated as of June 30, 2017 (the “Effective Date”), by and between root9B Holdings, Inc., a Delaware Corporation (the “Company”) and Joseph J. Grano, Jr. (“Grano”).

WHEREAS, the Board of Directors (the “Board”) of the Company have elected Grano the non-executive chairman of the Board; and

WHEREAS, Grano has agreed to become the non-executive chairman of the Board based on the terms and conditions set forth herein as of the Effective Date.

NOW THEREFORE, in consideration of the terms and conditions described in this Agreement the parties hereby agree as follows:

1.
Grano agrees to become the non-executive chairman of the Board, subject to the terms and conditions set forth in this Agreement.

2.
Grano shall perform such duties as non-executive chairman as may be required by the Board and the Company.

3.
The term of this Agreement will be one year, unless earlier terminated by the Board.

4.
During the term, the Company will provide Grano with the following consulting fees and other reimbursements.

4.1
The Company will pay Grano $120,000 per annum as a 1099 independent contractor, payable at the rate of $10,000 per month.

4.2
Grano shall be entitled to receive up to $8,000 as reasonably determined by the officers and directors of the Company for the reimbursement of administrative expenses incurred in connection with his position, which expense reimbursement will be applied to, among other things, office space provided to the Company and other business expenses. Grano agrees to provide an office for officers or employees of the Company that do business in New York City or the surrounding area.

4.3
Grano shall not be entitled to participate in any benefit plans offered by the Company and is eligible for COBRA effective June 1, 2017.

  206 E. Virginia Avenue Phoenix, AZ 85004
 www.root9BHoldings.com

5.
Neither the Company nor Grano may assign this Agreement, except the Company may assign this Agreement in with the sale or other disposition of all or substantially all of its assets and business.

6.
This Agreement, constitutes and embodies the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements. This Agreement may be amended, modified or changed only by an instrument in writing signed by the Company and Grano. The invalidity or partial invalidity of one or more provisions of this Agreement will not invalidate any other provision of this Agreement.

7.
All notices or other communication, required or permitted under the Agreement will be in writing and will be deemed to have been given where delivered personally, by private overnight delivery service to the party at the address on the signature page or to such other address as either party may give notice of in accordance with the provision of this section.

8.
This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such State’s conflicts of laws and provisions. Each party consents to the jurisdiction of the federal and state courts located at the County of New Castle and the State of Delaware.

9.
This Agreement may be executed in counterparts including those required and delivered by electronic means, each of which will be deemed an original, but all of which together will contribute one of the same instruments.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

root9B Holdings, Inc.

By: /s/Dan Wachtler________________
           Dan Wachtler, President
           206 E Virginia Avenue
           Phoenix, AZ 85004

By: /s/ Joseph J. Grano, Jr._________
            Joseph J. Grano, Jr.

206 E. Virginia Avenue Phoenix, AZ 85004
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